                                                                   EXHIBIT 10.1

                        THIRD AMENDMENT TO LOAN AGREEMENT


         This Third Amendment to Loan Agreement (the "Third Amendment") is made by and among Safety 1st, Inc. ("Safety 1st"), a Massachusetts corporation with offices at 210 Boylston Street, Chestnut Hill, Massachusetts; Safety 1st (Europe) Limited ("Safety Europe"), a limited liability company organized under the laws of the United Kingdom, 3232301 Canada, Inc. ("3232301"), a corporation organized under the federal laws of Canada; Safety 1st Home Products Canada, Inc. ("Safety Canada"), a corporation organized under the federal laws of Canada; Safety 1st International, Inc. ("Safety International"), a corporation organized under the laws of the U.S. Virgin Islands; and Fleet National Bank ("Fleet" or the "Agent"), a banking corporation organized under the laws of the United States; The First National Bank of Boston ("Bank of Boston"), a banking corporation organized under the laws of the United States; and USTrust ("UST"), a Massachusetts trust company (collectively "the Banks"). Safety 1st, Safety Europe, 3232301, Safety Canada and Safety International are sometimes collectively hereinafter referred to as "the Borrowers".

                                   WITNESSETH:

         WHEREAS, the Banks and the Borrowers have entered into a certain loan arrangement (the "Loan Arrangement") which Loan Arrangement is evidenced by, among other documents and instruments, that certain Loan Agreement dated as of March 28, 1996, as amended by that certain Amendment to Loan Agreement dated April 19, 1996 and that certain Amendment to Loan Agreement dated May 10, 1996 (collectively, as same may be further amended, modified, supplemented or restated from time to time, the "Loan Agreement") wherein the Banks agreed to make certain loans to the Borrowers; and

         WHEREAS, the Banks, the Borrowers and Michael Lerner ("Lerner") entered into that certain Forbearance Agreement dated August 2, 1996 (as same has been amended as set forth below, the "Forbearance Agreement"), that certain Amended Forbearance Agreement dated August 13, 1996, that Second Amendment to Forbearance Agreement dated September 6, 1996, that certain Third Amendment to Forbearance Agreement dated September 20, 1996, that certain Fourth Amendment to Forbearance Agreement dated September 27, 1996, that certain Fifth Amendment to Forbearance Agreement dated October 4, 1996, and that certain Sixth Amendment to Forbearance Agreement dated October 11, 1996 wherein the Banks agreed to forbear from exercising their rights and remedies as a result of certain Events of Default under the Loan Agreement and agreed to continue providing loans under the Loan Agreement notwithstanding such defaults; and

         WHEREAS, the Banks and the Borrowers have agreed to amend the Loan Agreement as set forth herein:

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Banks and the Borrowers hereby agree that the Loan Agreement shall be amended as follows (terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement):

1. The definition of "Borrowing Base" is hereby amended by deleting the first full sentence thereof and by replacing same with the following:

                  "Borrowing Base" shall mean an amount equal to the sum of: (i) 80% of the Net Outstanding Amount of Base Accounts attributable to Domestic Accounts Receivable and Foreign Accounts Receivable plus (ii)
         (a) the lesser of (I) $11,000,000.00 or (II) 40% of the sum of Net Security Value of Base Inventory plus Letters of Credit (other than standby letters of credit), less (b) the Inventory reserve reflected on the books and records of the Borrower; provided that the maximum portion of the Borrowing Base comprised of availability against Foreign Accounts Receivable and inventory located outside the continental United States shall not be more than Five Million ($5,000,000.00) Dollars.

2. The definition of "Loan" and "Loans" is hereby deleted in its entirety and shall be replaced by the following: "'Loan' and 'Loans' shall mean, collectively, the Revolving Credit Loans and the Term Loans.

3. The definition of "Loan Documents" is hereby amended by inserting the words "the Term Notes, the Revolver Cushion Notes, the Guaranty," after the words "the Credit Notes" on line 2 thereof and by adding the following text at the end thereof:

                  "together with any and all modifications, amendments, restatements, supplements and extensions thereto or thereof."

4. The definition of "Maximum Amount" is hereby deleted in its entirety and shall be replaced by the following:

                  "'Maximum Amount' shall mean Thirty-One Million Three Hundred Thousand ($31,300,000.00) Dollars."

5. The definition of "Maturity Date" is hereby deleted in its entirety and shall be replaced by the following:

                  "'Maturity Date' shall mean May 31, 1997."

6. The definition of "Net Outstanding Amount of Base Accounts" is hereby amended by inserting the following text at the end thereof:

                  "Without limiting the foregoing, the Net Outstanding Amount of the Base Accounts shall also be reduced by (a) any Accounts Receivables owed by processors or other packagers of Inventory and (b) Accounts Receivable arising from a bulk sale or other disposition of Inventory outside the ordinary course of business shall not be considered a Base Account."

7. The following new definitions are hereby inserted into Section 1 of the Loan Agreement:

                  "Guaranty" the Limited Guaranty dated August 2, 1996 executed by Michael Lerner of the obligations and liabilities of the Borrowers to the Banks, which Guaranty is limited in amount as set forth therein, as same has been or may be amended and/or modified from time to time.

                  "Revolving Credit Loans" shall mean, collectively, the Revolving Loans and the Revolver Cushion Loans.

                  "Revolver Cushion Amount" shall mean the amount specified below for the period specified below

         (subject to reduction as set forth in Section 2.1.3 below):

                  Period                                       Amount
                  ------                                       ------

                  10/18/96 - 11/30/96                          $   1,000,000.00
                  12/1/96 - 1/31/97                            $   2,000,000.00
                  2/1/97 - 5/31/97                             $   3,000,000.00

                  "Revolver Cushion Loans" shall have the meaning set forth in
         Section 2.1.3(a) hereof."

                  "Revolver Cushion Notes" shall have the meaning set forth in
         Section 2.1.3(b) hereof.

                  "Term Loans" shall mean the loans to be made by the Banks to the Borrowers on the date hereof in the aggregate principal amount of $14,700,000.00, to be evidenced by the Term Notes made by each of the Borrowers to each of the respective Banks in the amount equal to each of the Banks' respective Commitment Percentage of the Term Loans.

                  "Term Notes" shall have the meaning ascribed to such term in
         Section 2.5 hereof.

                  "Working Capital" shall mean the aggregate of the Borrowers'
         (i) cash, (ii) Inventory and (iii) Base Accounts, less (iv) current liabilities, including the Loans.

8. Section 2.1.1 of the Agreement is hereby deleted in its entirety and shall be replaced by the following:

                  2.1.1 Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrowers made herein and in the Loan Documents, each of the

         Banks severally agrees to make loans ("Revolving Loans") to Safety 1st as agent for the Borrowers at Safety 1st's request from time to time, from and after the date hereof and prior to the Maturity Date, provided that the principal amount of Revolving Loans outstanding at any time, plus the aggregate Stated Amount of Letters of Credit outstanding at such time, shall not exceed the lesser of (i) (a) the Maximum Amount less (b) the outstanding balance of Revolver Cushion Loans at such time or (ii) the Borrowing Base, and further, that at the time the Borrower requests a Revolving Loan and after giving effect to the making thereof there has not occurred and is not continuing any Event of Default or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default. Each request for a Revolving Loan shall be in an amount not less than $5,000 or some greater integral multiple of $5,000, except for Revolving Loans, with respect to which the Borrower had elected the LIBOR Rate Option, the minimum amounts of which are established in Section 2.4. If at any time the debit balance of the Revolving Loan Account at such time, plus the aggregate Stated Amount of Letters of Credit outstanding at such time, shall exceed the lesser of (i) (a) the Maximum Amount less (b) the outstanding balance of Revolver Cushion Loans at such time or (ii) the Borrowing Base, the Borrowers shall, upon notice to Safety 1st of such excess from the Agent, immediately pay cash to the Agent to be credited to the Revolving Loan Account in such amount as shall be necessary to eliminate the excess. The failure of the Borrowers to eliminate such excess within three (3) business days shall be an Event of Default under Section 6.1(a) hereof. In addition, the Banks may, in their discretion, refuse to make Revolving Credit Loans or other credits to the Borrowers at any time that the debit balance of the Revolving Loan Account plus the aggregate Stated Amount of Letters of Credit outstanding exceeds the lesser of (a) (i) the Maximum Amount less (ii) the outstanding balance of Revolver Cushion Loans, or (b) the Borrowing Base. The Revolving Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. All requests for Revolving Loans shall be in such form and shall be made in such manner as shall be agreed between Safety 1st and the Agent. The Revolving Loans shall be evidenced by a Revolving Credit Note in favor of each of the Banks (collectively, the "Credit Notes"), each substantially in the form of
         Exhibit 2.1.1 attached hereto.

9.       The Loan Agreement is hereby amended by adding the following new
         Section 2.1.3 which shall read as follows:

                  "2.1.3. (a) Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrowers made herein and in the Loan Documents, each of the

         Banks severally agrees to make loans ("Revolver Cushion Loans") to Safety 1st as agent for the Borrowers at Safety 1st's request from time to time, from and after the date hereof and prior to the Maturity Date. Revolver Cushion Loans shall be utilized to provide temporary credit for unplanned working capital needs arising due to increased sales and profitability. Without limiting the foregoing, the Borrowers expressly acknowledge and agree that Revolver Cushion Loans will not be used to
         (i) pay ordinary and usual operating expenses, (ii) cover operating losses, or (iii) fund Capital Expenditures. No Revolver Cushion Loans will be advanced to the extent availability exists for the Borrowers to request Revolving Loans under the Borrowing Base set forth in Section
         2.1.1 above. Revolver Cushion Loans may be requested only when no availability exists under the Borrowing Base for the Borrower to request Revolving Loans. The principal amount of Revolver Cushion Loans outstanding at any one time shall not exceed (a) the Revolver Cushion Amount or (b) when aggregated with the Stated Amount of all Letters of Credit and the aggregate amount of all Revolving Loans outstanding, the Maximum Amount, and further, that at the time the Borrower requests a Revolver Cushion Loan and after giving effect to the making thereof there has not occurred and is not continuing any Event of Default or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

                           (b) Advances under the Revolver Cushion Loans shall be evidenced by the Revolver Cushion Notes executed by each of the Borrowers in favor of each of Banks (collectively, the "Revolver Cushion Notes") each substantially in the form of Exhibit 2.1.3(b) attached hereto. Interest on each Revolver Cushion Loan shall accrue at the floating rate equal to the aggregate of the Prime Rate plus three (3%) percent per annum with the interest to be paid monthly in arrears on the first business day of each calendar month, commencing November 1, 1996; provided that if an Event of Default shall occur, then at the option of the Banks the unpaid balance of Revolver Cushion Loans shall bear interest, to the extent permitted by law, compounded monthly at a rate per annum equal to 2% above the effective rate provided in the Revolving Cushion Notes in effect on the day such Event of Default occurs, in each case until such Event of Default is cured or waived. The entire principal balance of each Revolving Cushion Loan shall be repaid in full upon the earlier to occur of (i) seventy-five (75) days from the date of advance thereof, or (ii) the Maturity Date. The Borrowers' ability to request Revolver Cushion Loans hereunder shall be suspended until such time as seven (7) days have elapsed since the previous Revolver Cushion Loan has been repaid. Revolver Cushion Loans shall be made pro rata in accordance with each Bank's

         Commitment Percentage.

                  (c) Each request for a Revolver Cushion Loan shall be submitted to the Agent at least seven (7) days prior to the date of the requested advance and shall include a detailed written summary in the form of Exhibit 2.1.3(c) detailing the purposes and intended uses for such requested Revolver Cushion Loan. The Banks will not unreasonably withhold their consent to any requested Revolver Cushion Loan which meets the requirements set forth herein."

10. The first sentence of Section 2.2.1 is hereby deleted in its entirety and shall be replaced by the following:

                  "2.2.1 Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrowers made herein and in the Loan Documents, the Agent, under the joint responsibilities of the Banks, agrees to issue, to the extent permitted by law and the Uniform Customs and Procedures governing Letters of Credit (Publication No. 500 or any successor thereto), Letters of Credit upon the application of Safety 1st during the period from the date hereof to the Maturity Date; provided that (i) the aggregate Stated Amount of Letters of Credit outstanding at any time (the "Letter of Credit Exposure") shall not exceed at any time the sum of Five Million ($5,000,000.00) Dollars and (ii) the Letter of Credit Exposure, plus the principal amount of Revolving Loans outstanding at such time, shall not exceed the lesser of: (a) the Maximum Amount less the outstanding balance of Revolver Cushion Loans at such time, or (b) the Borrowing Base, and provided, further, that at the time Safety 1st requests the issuance of a Letter of Credit and after giving effect to the issuance thereof, there has not occurred and is not continuing an Event of Default or any event which, with the giving of notice or the passage of time, or both would constitute an Event of Default.

11. Sections 2.3.1 and 2.3.2 of the Agreement are hereby deleted in their entirety and shall be replaced by the following:

                  "2.3.1 Except to the extent that the Borrowers are permitted to choose and have chosen the alternative set forth in Section 2.4, Revolving Loans shall bear interest at a rate per annum equal to the Prime Rate in effect from time to time plus one (1%) percent; provided, that if an Event of Default shall occur, then at the option of the Banks the unpaid balance of Revolving Loans shall bear interest, to the extent permitted by law, compounded monthly at a rate per annum equal to 2% above the effective rate provided in the Credit Notes in effect on the day such Event of Default occurs, in each case until such Event of Default is cured or waived. Except for Libor Rate

         Option Loans, interest on loans shall be payable monthly in arrears before 2:00 p.m. Boston time on the first Business Day of each month commencing November 1, 1996. Any change in the Prime Rate shall result in a change on the same day in the rate of interest to accrue from and after such day on the unpaid balance of principal of the Loans bearing interest with reference to the Prime Rate. Interest accruing on the unpaid balance of Loans from time to time shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

                  2.3.2 If the entire amount of any required principal and/or interest payment on any Loan is not paid in full within ten (10) days after the same is due, the Borrowers shall pay to the Agent a late fee equal to five (5%) percent of the required payment. Any late charge shall be shared among the Banks in accordance with the respective commitment percentages of the Banks."

12. The Borrowers and the Banks hereby acknowledge and agree that the provisions of 2.4 of the Agreement are hereby deemed inoperative and that the Borrower shall not have the option of requesting Loans of any nature at the LIBOR Rate or converting any Loan to a LIBOR Rate Loan. Any references to LIBOR Rate borrowing in any other section of the Agreement are therefore deemed inoperative.

13.      Section 2 of the Agreement is hereby amended by inserting new Sections
         2.5 and 2.6 which shall read as follows:

         "2.5 Term Loans

         Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrowers made herein and in the Loan Documents, each of the Banks severally agrees to make the Term Loans to Safety 1st as agent for the Borrowers. The proceeds of the Term Loans will be used to reduce the outstanding balance of the Revolving Loans existing prior to October 18, 1996. The Term Loans shall be evidenced by the Term Notes annexed hereto as Exhibit 2.5 and shall be repaid in accordance with the terms thereof."

         "2.6 General

         All of the Obligations of the Borrowers to the Banks under this Agreement (including, without limitation, all interest, fees and other charges and amounts due) are the joint and several obligations of the Borrowers, in the case of Safety Europe, limited as provided in Section
         9.1 hereof. If any one or more of the Borrowers is determined by any court or other panel of competent jurisdiction not to be liable for the total amount of the Obligations because such Borrower or Borrowers did not receive sufficient corporate benefit or equivalent value for its or their undertaking joint and several liability for the Obligations, such Borrower or Borrowers are and shall be jointly and severally liable for the Obligations to the extent that it or they did receive sufficient corporate benefit or equivalent value, and in any event up to the sum of outstanding direct loans, trade payables and any other direct or indirect extensions of credit to such Borrower or Borrowers from the other Borrowers. For the purposes of accrual of interest on the Loans, items received in payment will be considered applied to the Loans when same have been properly collected by the Banks.

14. Section 5.1(iii) is hereby amended by inserting the following new language at the end thereof: "In addition, the Borrowers shall submit
         (i) a detailed analysis of deductions, closeouts and Accounts Receivable reserve and a reconciliation of the Accounts Receivable roll forward through the last day of each month to the actual end of month balances and (ii) a detailed analysis of changes in the Inventory reserve and a detailed analysis of revenue and cost of sales of bulk sales or other dispositions of Inventory outside the ordinary course."

15. Section 5.1(vii) is hereby deleted in its entirety and shall be replaced by the following: "(vii) By 11:00 a.m. Boston, Massachusetts time of each Business Day, a Borrowing Base Certificate as of the end of the prior Business Day, substantially in the form of Exhibit 5.1(vii) hereto (the "Borrowing Base Certificate") together with such other information regarding Inventory and Accounts Receivable as the Agent or any Bank may reasonably require, which daily Borrowing Base Certificate shall be adjusted weekly, as of Monday of each week, by disallowed items, with such adjustments being reported on Wednesday of each week. The Borrowing Base Certificates shall be reviewed, at the Borrowers' expense, on a monthly basis by Nardella & Taylor or other examiners acceptable to the Banks."

16.      Section 5.8(iv) of the Agreement is hereby deleted in its entirety.

17. Section 5.10 of the Agreement is hereby deleted in its entirety and shall be replaced by the following: "Section 5.10 Capital Expenditures. The Borrowers and the Subsidiaries shall not make any Capital Expenditures in excess of aggregate amounts listed below in each of the periods listed below:

                  Amount            Period
                  ------            ------

                  $5,263,488.00     7/1/96 - 12/31/96
                  $2,000,000.00*    1/1/97 - 3/31/97
                  $  600,000.00**   4/1/97 - 6/30/97

         * plus an amount, not to exceed $1,000,000.00, equal to the difference, if any, by which $5,263,488.00 exceeds the Capital Expenditures incurred by the Borrowers from 7/1/96 to 12/31/96.

         **plus an amount equal to the difference, if any, by which $2,000,000.00 exceeds the Capital Expenditures incurred by the Borrowers from 1/1/97 to 3/31/97.

18. Section 5.22 of the Agreement is hereby deleted in its entirety and shall be replaced by the following:

         "5.22 Total Liabilities to Tangible Net Worth Ratio. The Borrowers shall not at any time permit the ratio of total liabilities to Consolidated Tangible Net Worth to exceed 2.25 to 1.0 through March 31, 1997, and 2.0 to 1.0 thereafter.

19. 5.23 of the Agreement is hereby deleted in its entirety and shall be replaced by the following:

         "5.23 Minimum Tangible Net Worth. The Borrowers shall not permit Consolidated Tangible Net Worth to be less than $28,000,000.00 through February 28, 1997, or less than $29,000,000.00 thereafter.

20.      Section 5.24 of the Agreement is hereby deleted in its entirety.

21. Section 5.25 of the Agreement is hereby deleted in its entirety and shall be replaced by the following: "Section 5.25 Interest Coverage. The Borrowers shall not permit for any three month period the ratio of
         (a) (i) EBITDA less (ii) Capital Expenditures plus (iii) proceeds of bulk sales or other dispositions outside the ordinary course of Inventory to (b) consolidated interest expense, to be less than 1.0 to 1.0, which covenant shall be calculated commencing November 30, 1996 as of the close of each calendar month on a rolling three month basis."

22.      Section 5.27 of the Agreement is hereby deleted in its entirety.

23. The Agreement is hereby amended by inserting a new Section 5.30 which shall read as follows: "Section 5.30 The Borrowers will not permit their consolidated EBITDA to be less than the amounts listed below, which EBITDA shall be calculated on a rolling three month basis as of the close of each calendar month:

                EBITDA                Date
                ------                ----

             $  631,615.00          9/30/96
             $1,407,690.00          10/31/96

             $1,999,093.00          11/30/96
             $1,972,065.00          12/31/96
             $2,081,369.00          1/31/97
             $1,821,278.00          2/28/97
             $3,836,622.00          3/31/97
             $3,848,538.00          4/30/97
             $3,872,954.00          5/31/97

24. The Agreement is hereby amended by inserting a new Section 5.31 which shall read as follows: "Section 5.31 The Borrowers will not permit as of each date listed below Working Capital to be less than the amount listed below:

            Working Capital          Date
            ---------------          ----

             $  745,236.00          9/30/96
             $  258,300.00          10/31/96
             $  364,133.00          11/30/96
             $  352,055.00          12/31/96
             $ (132,566.00)         1/31/97
             $3,938,145.00          2/28/97
             $5,523,665.00          3/31/97
             $5,391,717.00          4/30/97
             $5,803,827.00          5/31/97

25.      The Agreement is hereby amended by inserting the following new Section
         5.32 which shall read as follows: "Section 5.32 Inventory Bulk Sales/Tax Refunds. (a) The Borrower will use its best efforts to sell in bulk sales or other dispositions any excess or discontinued Inventory. The proceeds of any bulk sales or other dispositions of Inventory outside the ordinary course shall be paid to the Bank to be applied in reduction of (i) the outstanding principal balance due under the Term Loans, then (ii) to the outstanding of Revolver Cushion Loans, and then (iii) to the balance of the outstanding Revolving Loans."

                           (b) (i) Subject to (ii) below, the proceeds of any tax refunds shall be paid to the Banks to be applied in reduction of (A) the outstanding principal balance due under the Term Loans, then (B) to the outstanding of Revolver Cushion Loans, and then (C) to the balance of the outstanding Revolving Loans. The Borrowers shall supply the Agent with copies of all tax returns of the Borrowers, shall (if permissible under law) direct any taxing authority to remit any such refunds directly to the Agent and shall take any other action as may be requested by the Agent in order to collect such refund. To the extent the Borrowers directly receive any such refunds, same will be immediately delivered to the Banks to be applied as set forth herein and a copy of any such refund will be immediately telecopied to the Banks"

                  (ii) (A) The first $2,000,000.00 of tax refunds received by the Borrowers shall be delivered to the Banks to be applied in accordance with subparagraph (b)(i), above.

                           (B) The next $3,000,000.00 of tax refunds received by the Borrowers shall be held in escrow by the Banks but shall be released to the Borrowers to fund operating expenses upon the following terms and conditions:

                           (a) No Event of Default has occurred and is then existing;

                           (b) The Borrowers supply a covenant compliance certificate to the Banks evidencing the Borrowers' compliance with all the financial covenants set forth herein; in the event the release of such funds is requested during the first fifteen (15) days of any calendar month, the covenant compliance certificate shall be based on the financial data existing as of the last day of the immediately preceding month; in the event the release of such funds is requested during any day after the fifteenth (15th) day of any calendar month, the covenant compliance certificate shall be based on the financial data determined as of the end of the then pending calendar month.

                           (C) Any proceeds of tax refunds received by the Borrowers in excess of the amounts set forth in (A) and (B), above, shall be delivered to the Banks to be applied in the manner set forth in subparagraph (b)(i), above.

26.      The Agreement is hereby amended by inserting the following new Section
         5.33 which shall read as follows: "Section 5.33 Inventory Reserve. For the purposes of calculating availability under the Borrowing Base, the Inventory reserve currently maintained by the Borrowers in the amount of $2,922,753.00 shall be reduced by an amount no greater than 50 cents for each dollar of Inventory sold in any bulk sale or other disposition of Inventory outside of the ordinary course. In calculating the financial covenants set forth herein, any reduction in the amount of the Inventory reserve referenced above will be determined in accordance with GAAP in a manner consistent with the past practices used by the Borrowers to prepare the projections supplied to the Banks."

27.      The Agreement is hereby amended by inserting the following new Section
         5.34 which shall read as follows: "Section 5.34 Consultants. The Borrowers shall continue to employ the services of a financial and business consultant acceptable to the Banks in their reasonable discretion, with the costs and expenses of such consultants to be borne by the Borrower. The Borrowers will provide their full cooperation with such consultants in order to enable the consultants to conduct their activities. The Banks hereby acknowledge and agree that David Ferrari of Argus Management shall be deemed an acceptable consultant until the Borrowers are notified in writing by the Agent to the contrary. The Borrowers acknowledge and agree that the Banks shall have the right of independent access to and communication with such consultants to obtain financial and other information relating to the Borrowers."

28. Section 6.1(a) of the Agreement is hereby amended by deleting the following text beginning on line 3 thereof: "which failure continues for five (5) business days from the due date of such amount, except that there shall be no cure period for repayments of the principal of a Loan or reimbursement for Letters of Credit;"

29. Section 6.1(b) is hereby amended by adding the words "the Term Notes or the Revolver Cushion Notes" on line 4 thereof after the words "the Credit Notes,".

30. Section 6.1(c) of the Agreement is hereby amended by deleting the following text beginning on line 4 thereof. "and such default continues for more than ten (10) business days from the Agent's or any Bank's dispatch of notice to Safety 1st, unless such default has been cured (if cure is possible) to the Agent's or such Bank's satisfaction within such period, or the Borrowers have within such period commenced and continue actions to cure such default (if cure is possible) and complete such cure within thirty (30) days of such notice from the Agent or any Bank;"

31. Section 7.2 of the Agreement is hereby amended by inserting the words "the Term Notes, the Revolver Cushion Notes." after the words "the Credit Notes" on line 5 thereof.

32. Section 7.4 of the Agreement is hereby amended by deleting the text "After the occurrence of an Event of Default," at the beginning of line 1 thereof.

33. Section 8.11 of the Agreement is hereby amended by inserting the words "the Term Notes, the Revolver Cushion

         Notes." after the words "the Credit Notes" on line 10 thereof.

34. Section 8.13 of the Agreement is hereby amended by deleting all references to "Maximum Credit" and replacing same with "Loans".

35. Section 9.1 of the Agreement is hereby amended by inserting the words "the Term Notes, the Revolver Cushion Notes," after the words "the Credit Notes" on line 2 thereof.

36. All references in the following sections of the Agreement to the term "Revolving Loans" are hereby deleted and shall be replaced with the term "Revolving Credit Loans."

                Section         Section

                  4.2               8.3(d)
                  8.3(b)            8.4
                  8.3(c)            8.5

37. All references in the following definitions in Section 1 of the Agreement to "Revolving Loans" are hereby deleted and shall be replaced with the term "Revolving Credit Loans."

                  Definition

                  Revolving Credit Commitment

38. The Agreement is hereby amended by attaching the following new Exhibits thereto in the form annexed hereto:

                  Exhibit 2.1.3(b)  Revolver Cushion Note

                  Exhibit 2.1.3(c)  Cushion Loan Request

                  Exhibit 2.5               Term Note

39. (a) The Borrowers shall pay to the Banks a restructuring fee in the amount of $50,000.00 which is due and payable and agreed to be fully earned on the date of this Amendment and which the Borrowers agree may be charged to any loan or deposit account maintained with the Banks. The Bank shall share the restructuring fee in accordance with their Commitment Percentages.

         (b) In addition, on or before October 31, 1996, Safety 1st shall issue to the Banks warrants to purchase 50,000 shares of the stock of Safety 1st, with Safety 1st undertaking such action as may be necessary to provide that the stock to be obtained under the warrants shall be publicly tradeable by the Banks after December 31, 1996, upon exercise of their rights under the warrants. The initial exercise price of the warrants shall be determined based on the market price of Safety 1st's stock as of the close of business on October 17, 1996. In the event Safety 1st shall be unable to issue stock which meet the requirements of this Section 39 on or before December 31, 1996, the Borrowers shall be required to pay to the Banks an additional restructuring fee of $250,000.00, with the Banks returning the warrants to Safety 1st upon receipt of the additional fee and Safety 1st's undertaking to register the shares shall be terminated. The warrants shall otherwise be on terms and conditions acceptable to the Banks and their counsel and shall be held by the Banks in accordance with their Commitment Percentages.

40. As a condition precedent to the Banks' agreement to enter into this Amendment, Lerner has agreed to execute (i) a Second Amendment to Limited Guaranty wherein Lerner's liability under the Limited Guaranty executed by Lerner dated August 2, 1996 of the obligations of the Borrowers to the Bank shall be increased to $7,500,000.00, and (ii) a certain Second Amendment to Third Party Pledge Agreement wherein the value of the securities pledged by Lerner to secure the guaranty shall be increased to $7,500,000.00.

41. Except as expressly modified by this Amendment, all of the terms, conditions and provisions of the Loan Agreement remain in full force and effect and are expressly ratified and confirmed by the Borrowers and the Banks. The Borrowers and the Banks hereby acknowledge and agree that the Forbearance Agreement is hereby deemed terminated and of no further force and effect.

42. The Borrowers and Lerner (and their successors and assigns) hereby release, waive and forever relinquish all claims, demands, obligations, liabilities and causes of action of whatever kind or nature, whether known or unknown, which any of them may have or might assert now or in the future, against the Banks, their officers, directors, employees, agents, attorneys and accountants, directly or indirectly, arising out of, based upon, or in any manner connected with, (i) any transaction, event, action, failure to act or occurrence of any sort or type, whether known or unknown, which existed, occurred or was taken, permitted or begun prior to the execution of this Amendment relating to or arising from the Loan Arrangement; (ii) any discussions, commitments, negotiations, conversations or communications with respect to the Borrowers' and Lerner's respective Obligations prior to the execution of this Amendment; or (iii) anything or matter prior to the execution of this Amendment related to any of the foregoing.

43. As of the date hereof, the Borrowers and Lerner represent and warrant that they have no offsets, claims, or other defenses to payment of full of their obligations to the Banks relating to or arising from the Loan Arrangement, and reaffirm that all of the representations and warranties made by them in the Loan Documents remain true and correct. Without limiting the foregoing, the Borrowers specifically warrant and represent there has been no occurrence of litigation or other activity of the nature set forth in Section 5.14 of the Loan Agreement which would require notification from the Borrowers to the Bank.

44. The Borrowers shall take such actions, and execute and deliver to the Banks such documents and agreements as the Banks may require to evidence the agreements contained herein to confirm all Collateral granted to the Banks for the Obligations, and the Banks shall take such actions and execute and deliver such documents and agreements as may be required to evidence their agreements contained herein.

45. This Amendment and the documents delivered in connection herewith represent the entire agreement among the parties with respect to the subject matter hereof, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts as an agreement under seal.

         WITNESS OUR HANDS AND SEALS THIS 18TH DAY OF OCTOBER, 1996.

                                         BORROWERS

                                         SAFETY 1ST, INC.

                                   By:____________________________________
                                         Michael Lerner, President


                                         SAFETY 1st (EUROPE) LIMITED

                                   By:____________________________________
                                         Michael Lerner, Director

                                   By:____________________________________
                                         Michael Bernstein, Director


                                         SAFETY 1ST HOME PRODUCTS CANADA, INC.

                                   By:____________________________________
                                         Michael Lerner, President


                                         3232301 CANADA, INC.

                                   By:____________________________________
                                         Michael Lerner, President


                                         SAFETY 1ST INTERNATIONAL, INC.

                                   By:____________________________________
                                         Michael Lerner, President

                                          BANKS:

                                          FLEET NATIONAL BANK

                                    By:____________________________________
                                          DEBORAH LAWRENCE, Vice President


                                          THE FIRST NATIONAL BANK OF BOSTON

                                    By:____________________________________
                                          PETER HALEY, Vice President


                                          USTRUST

                                    By:____________________________________
                                          THOMAS J. BYRNE, Senior Vice President


                                          GUARANTOR:

                                          ______________________________________
                                          MICHAEL LERNER

                          COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss                                                   October 18, 1996

         Then personally appeared the above-named, Michael Lerner, individually and as President of Safety 1st, Inc., and acknowledged the foregoing instrument to be his free act and deed and the free act and deed of Safety 1st, Inc., before me,

                                 _____________________________________________
                                                             , Notary Public

                                 My Commission Expires:


                          COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss                                                   October 18, 1996

         Then personally appeared the above-named, Michael Lerner, the Director of Safety 1st (Europe) Limited, and acknowledged the foregoing instrument to be his free act and deed on behalf of Safety 1st (Europe) Limited, before me,

                                 _____________________________________________
                                                             , Notary Public

                                 My Commission Expires:


                          COMMONWEALTH OF MASSACHUSETTS

Middlesex , ss                                                  October 18, 1996

         Then personally appeared the above-named, Michael Lerner, the President of Safety 1st Home Products Canada, Inc., and acknowledged the foregoing instrument to be his free act and deed on behalf of Safety 1st Home Products Canada, Inc., before me,

                                 _____________________________________________
                                                             , Notary Public

                                 My Commission Expires:


                          COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss                                                   October 18, 1996

         Then personally appeared the above-named, Michael Lerner, the President of 3232301 Canada, Inc., and acknowledged the foregoing instrument to be his free act and deed on behalf of 3232301 Canada, Inc., before me,

                                 _____________________________________________
                                                             , Notary Public

                                 My Commission Expires:

                          COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss                                                   October 18, 1996

         Then personally appeared the above-named, Michael Lerner, the President of Safety 1st International, Inc., and acknowledged the foregoing instrument to be his free act and deed on behalf of Safety 1st International, Inc., before me,

                                 _____________________________________________
                                                             , Notary Public

                                 My Commission Expires:


                          COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss                                                     October 18, 1996

         Then personally appeared the above-named Deborah Lawrence, the Vice President of Fleet National Bank, and acknowledged the foregoing instrument to be her free act and deed on behalf of Fleet National Bank, before me,

                                 _____________________________________________
                                                             , Notary Public

                                 My Commission Expires:


                          COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss                                                     October 18, 1996

         Then personally appeared the above-named Peter Haley, the Vice President of The First National Bank of Boston, and acknowledged the foregoing instrument to be his free act and deed on behalf of The First National Bank of Boston, before me,

                                 _____________________________________________
                                                             , Notary Public

                                 My Commission Expires:


                          COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss                                                     October 18, 1996

         Then personally appeared the above-named, Thomas J. Byrne, the Senior Vice President of USTrust, and acknowledged the foregoing instrument to be free act and deed on behalf of USTrust, before me,

                                 _____________________________________________
                                                             , Notary Public

                                 My Commission Expires: